U.S. SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM N-8A

                       NOTIFICATION OF REGISTRATION FILED
                         PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940
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     The  undersigned  investment  company  hereby  notifies the  Securities and
Exchange  Commission  that it registers  under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:  INSTITUTIONAL DEVELOPMENT TRUST

Address of Principal Business Office (No. & Street, City, State, Zip Code):
         2901 Ohio Blvd, Suite 242, Terre Haute, IN  47803

Telephone Number (including area code):  (812) 242-9113

Name and address of agent for service of process:

James B. Exline
Wasbash Valley Capital Management Inc.
2901 Ohio Blvd, Suite 242
Terre Haute, IN  47803

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
[ X ] Yes  [   ] No

     Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the city of Terre Haute and the state of Indiana on the 11th day of May, 1999.

                                                  /s/ James B. Exline
                                                  James B. Exline
                                                  President

Attest:  /s/ Don Edwards
         Don Edwards, Vice President